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                                                                 EXHIBIT - 4.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             AM INTERNATIONAL, INC.


     The undersigned, Thomas D. Rooney and Steven R. Andrews, do hereby certify that they are the President and Chief Executive Officer and Secretary, respectively, of AM International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), and they do further certify:

     1. That the Board of Directors of the Corporation, by a unanimous vote at a meeting duly called and held on May 1, 1997, adopted a resolution declaring advisable and approving amendments to the Second Restated Certificate of Incorporation of the Corporation, as amended, a copy of such amendments is attached hereto as Exhibit A.

     2. Such amendments were duly approved and adopted on May 29, 1977 by the requisite vote of the stockholders of the corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, AM International, Inc. has caused this Certificate of Amendment to be signed by Thomas D. Rooney, its duly authorized President and Chief Executive Officer, and attested to by Steven R. Andrews, its duly authorized Secretary, this 28th day of May 1997.

                                       AM INTERNATIONAL, INC.


                                       By: \s\ Thomas D. Rooney
                                          -----------------------------
                                               Name:  Thomas D. Rooney
                                               Title: President and
                                                       Chief Executive Officer

ATTEST:


By: \s\ Steven R. Andrews
   ---------------------------
     Name:  Steven R. Andrews
     Title: Secretary


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                                   Exhibit A

1    Article First of the Second Restated Certificate of Incorporation is
amended to read in its entirety as follows:

     "The name of the corporation is MULTIGRAPHICS, INC."

2. Article Fourth of the Second Restated Certificate of Incorporation is amended to read in its entirety as follows:

     The total number of shares of all classes of capital stock which the Company shall have the authority to issue is ten million (10,000,000) shares, of which nine million five hundred thousand (9,500,000) shares shall be shares of Common Stock of the par value of $0.025 per share (the "Common Stock") and five hundred thousand (500,000) shares shall be shares of Preferred Stock of the par value of $0.01 per share (the "Preferred Stock". Every share of Common Stock of the Corporation issued as of the date and time that this Amendment becomes effective (including any shares held by the Corporation as treasury shares) shall automatically be converted into two-fifths of a validly issued, fully paid and nonassessable share of Common Stock and each share of Common Stock into which shares are converted shall have a par value of $.025. Upon the effectiveness of this Amendment, each certificate representing one or more shares of Common Stock immediately prior to such effectiveness shall represent a number of shares of Common Stock (subject to the treatment of fractional share interests as described below) equal to the shares evidenced thereby prior to such effectiveness multiplied by two-fifths. Holders of certificates representing shares of Common Stock immediately prior to such effectiveness shall be entitled to receive, upon delivery of such certificates to the Corporation or to its agent a certificate or certificates representing the number of shares of Common Stock (subject to the treatment of fractional share interests as described below) previously evidenced by the certificates so tendered multiplied by two-fifths. No fractional shares of Common Stock shall be issued. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash (without interest) equal to the product of such fraction (determined based on the aggregate number of shares held by such holder) multiplied by the average of the closing sale price of a share of Common Stock as reported on the American Stock Exchange on the effective date hereof and rounding the result to the nearest $.01.

     All shares to be issued must be voting securities and, as to all classes of such voting securities, voting power shall be appropriately distributed among such classes by the Board of Directors of the Company on a proportional one vote per share basis. With respect to any class of securities having a preference superior to another class of securities with respect to dividends or other rights, such superior class of securities must contain adequate provision for the election of directors representing such preferred class of securities in the event of failure to pay such dividends. No stockholder shall have any preemptive right to purchase or subscribe for any or all additional issues of stock with the




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Company or any or all classes or series thereof, whether now or thereafter authorized, or for any securities of the Company convertible into such stock.

     Subject to the limitations prescribed by law and the provisions of this Article Fourth, any number of series of Preferred Stock may be issued from time to time with such voting powers and in such series and in such amounts, with such designations, dividend rates, dividend rights, redemption rights, conversion rights, rights upon dissolution or liquidation, other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall for each series thereof be fixed by resolution of the Board of Directors adopted prior to the time shares of any such series are first issued. The Board of Directors is hereby expressly granted the authority to fix any one or more of such matters by resolution so adopted and to cause a Certificate of Designations to be filed reflecting the terms thereof.